Exhibit 99.1

Concurrent’s Appointment of Directors

ATLANTA—July 23, 2012—Concurrent (NASDAQ: CCUR), a worldwide leader in video and media data solutions, today announced that it has reached an agreement under which Robert M. Pons and Dilip Singh will join Concurrent’s Board of Directors. This agreement was reached between the Company and Singer Children’s Management Trust and Lloyd I. Miller, III, beneficial owners of the Company’s common stock. Under the terms of the agreement:

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Singer Children’s Management Trust and Lloyd I. Miller, III, as beneficial owners, will vote its shares in favor the Company’s slate of board nominees at the Company’s 2012 Annual Meeting of Stockholders.

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The Board has increased the size of the Board from five to seven members and appointed Robert M. Pons and Dilip Singh to serve as new directors for terms that expire at the 2012 Annual Meeting of Stockholders.

●	The Board will nominate Robert M. Pons and Dilip Singh for election as directors of the Company and recommend in favor of their election by stockholders at the 2012 Annual Meeting of Stockholders.

Robert M. Pons is the Chairman of Live Wire Mobile, Inc., a comprehensive one-stop digital content solution for mobile carriers, handset manufacturers and media companies. Previously, Mr. Pons served as Senior Vice President of TMNG Global, a leading provider of professional services to the converging communications media and entertainment industries, and President and CEO of Uphonia, Inc. (previously SmartServ Online, Inc.), a wireless applications service provider. Mr. Pons has over 25 years of management experience with telecommunications companies including MCI, Inc., Sprint, Inc. and Geotek, Inc.

Dilip Singh is the CEO and President and a director of InfuSystem Holdings Inc., a healthcare service company. Previously, Mr. Singh served as the CEO and a director of MRV Communications, a communication equipment and services company, and CEO of Telia-Sonera Spice Nepal, a large Asian mobile operator.  Mr. Singh has vast experience with telecommunications companies, including NewNet and Sprint Corporation.

Steve G. Nussrallah, Chairman of the Board, stated, “The Board is pleased that Robert and Dilip are joining the Concurrent board and we are confident their experience and knowledge will be a great contribution to the Company.”

In connection with the appointment of Mr. Pons and Mr. Singh, the Company has entered into a customary standstill agreement with Singer Children’s Management Trust, Lloyd I. Miller, III and other parties.  Details of this agreement can be found in Concurrent’s 8-K filed today with the U.S. Securities and Exchange Commission.

About Concurrent
Concurrent (NASDAQ: CCUR) is a global leader in multi-screen video delivery, media data management, and monetization. Built on a solid foundation of Emmy Award-winning technology, Concurrent’s solutions provide consumers with ubiquitous access to content on any screen and provide media stakeholders with a holistic view of the consumer video experience. Concurrent supplies customers across the entire media ecosystem (cable, telecommunications, wireless, web, advertising, and content supplier industries) with enterprise-level CDN technology, multi-screen video delivery, monetization, media data collection and logistics solutions. Concurrent’s video solutions are built upon a rich heritage of high-performance real-time technology, which also powers solutions for the defense, aerospace, automotive and financial industries. Concurrent has offices in North America, Europe and Asia. Visit www.ccur.com for further information and follow us on Twitter: www.twitter.com/Concurrent_CCUR.

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For more information, contact:

Media Relations:
Arketi Group
Joy Reddy
(404) 929-0091, x209
jreddy@arketi.com

Investor Relations:
Concurrent
Kirk Somers
(678) 258-4000
investor.relations@ccur.com

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and development and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward looking statements include, among others, statements regarding our products and product development.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  Such risks and uncertainties include our ability to meet customer schedules and demands and deployment and integration goals.

Important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on August 30, 2011, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent, Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All other Concurrent product names are trademarks of Concurrent, while all other product names are trademarks or registered trademarks of their respective owners.